Exhibit 10.2

ATLAS AIR WORLDWIDE HOLDINGS, INC.

ANNUAL INCENTIVE PROGRAM

FOR SENIOR EXECUTIVES

Adopted by Compensation Committee:  As of March 8, 2018

ATLAS AIR WORLDWIDE HOLDINGS, INC.

ANNUAL INCENTIVE PROGRAM

FOR SENIOR EXECUTIVES

Section 1.  Purpose.

The purpose of the Program is to set forth certain terms and conditions governing cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW”) 2016 Incentive Plan, as amended (the "Plan").  The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan.  The Program shall be effective as of January 1, 2018, and shall be applicable for the 2018 Program Year and subsequent Program Years during the continuance of the Plan unless amended or terminated by the Committee pursuant to Section 10.  Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2.  Definitions.

Award

shall mean an opportunity to earn benefits under the Program.

Atlas

shall mean AAWW or its subsidiaries, as applicable.

Base Salary

shall mean an Eligible Employee’s actual base salary for the applicable period.

Board

shall mean the Board of Directors of AAWW.

Beneficiary

shall mean a Participant's beneficiary designated pursuant to Section 8.

Code

shall mean the Internal Revenue Code of 1986, as amended from time to time.

Committee

shall mean the Compensation Committee of the Board.

Eligible Employee

means any of the Chief Executive Officer, President and Executive Vice Presidents AAWW and such other Atlas senior executive officers as shall be designated by the Committee.

Participant

shall mean any Eligible Employee during such Eligible Employee’s period of participation in the Program.

Program

shall mean this Atlas Air Worldwide Holdings, Inc. Annual Incentive Program for Senior Executives, as it may be amended from time to time.

Program Year

shall mean the calendar year.

Section 3.  Administration.

The Program shall be administered by the Committee.  The Committee shall have full power and authority in its sole discretion to construe and interpret the Program, establish and amend administrative regulations to further the purpose of the Program, determine the extent to which Award payments have been earned by virtue of satisfying the financial goal described in Section 5.2, determine whether to reduce under Sections 5.2(b) through 5.2(e), to the extent that cost control, service reliability, management-business objectives and any other performance criteria have not been satisfied, the amount otherwise payable under Section 5.2, determine whether to settle a portion of the Award in Atlas stock and take any other action necessary to administer the Program.  All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all Participants.

Section 4.  Participation.

Each Eligible Employee shall participate in the Program if he or she is employed as an Eligible Employee on the first day of the Program Year.  An individual who becomes an Eligible Employee during a Program Year but prior to September 30 of the applicable year will participate only with respect to Base Salary earned on and after the date he or she first becomes an Eligible Employee.  Any determination by the Committee to provide incentive compensation to an Eligible Employee other than as described in the preceding two sentences shall be treated as a separate award made outside the Program.

Section 5.  Section 5: Determination of Awards.

5.1.Maximum Bonus Award.  The maximum bonus payable under an Award for each Program Year will be the lesser of (i) the dollar limit set forth in Section 4(c) of the Plan, and (ii) the following percentage of Base Salary for each Participant, as such percentages may be increased by the Committee from time to time: two-hundred percent (200%) of Base Salary for the Chief Executive Officer, one-hundred eighty percent (180%) of Base Salary for Executive Vice Presidents who also hold the title of President of Atlas Air, Inc. or Chief Executive Officer of Titan Aviation Holdings, Inc., and one-hundred and seventy percent (170%) of Base Salary for other Executive Vice Presidents.

5.2.Performance Measures.  Payment under an Award is conditioned upon achievement of the threshold Financial Goal, as described below.  If the threshold Financial Goal is achieved, the Award payment will be the maximum bonus amount described in Section 5.1 minus such adjustments, if any, as the Committee determines to be appropriate to reflect levels of achievement with respect to the Financial Goal (if that Goal is achieved at a level below the maximum level) and/or one or more of the other factors described below and/or such other factors as shall be designated by the Committee.

(a)Financial Goal.  The financial goal is based on Atlas's adjusted income from continuing operations, net of taxes (”Adjusted Income”) as reported in Atlas’s press release, as may be further provided in any exhibit to the Program.  For each Program Year, the threshold Adjusted Income level (which must be met before any amounts will be payable under Awards), the maximum Adjusted Income level, intermediate Adjusted Income levels, and the percentage of each Participant's target bonus award that will be deemed achieved at each such profit level, will be determined by the Committee.

(b)Service Reliability.  The Committee may also reduce maximum Award payments, if any, to reflect the level of achievement of such service reliability factors as the Committee may determine for the Program Year.

(c)Management Business Objectives Adjustment.  The Committee may also reduce maximum Award payments, if any, to reflect the level of achievement of such individual management business objectives as the Committee may determine in the case of any Participant for the Program Year.

(d)Effect of Corporate Transactions and other Exigencies.  Without limiting the generality of the foregoing, the Committee shall have the authority to identify objectively determinable events (for example, but without limitation, acquisitions or dispositions) which, if they occur, would have a material effect on objective Performance Criteria applicable to Awards under the Program, and to adjust such Performance Criteria in an objectively determinable manner to reflect such events.

Section 6.  Payment of Awards under this Program.

6.1.General.  Subject to Section 6.4, Participant will be entitled to receive payment, if any, under an Award if the Participant is still employed by Atlas on the last day of the Program Year for which the Award is paid, unless in the period between the last day of the Program Year and any payout under the Program, the Participant is terminated by Atlas for Cause (as defined in Section 7) or the Participant terminates his employment with Atlas for any reason.  A Participant will receive an Award in the manner and at the times set forth in this Sections 6.

6.2.Time of Payment.  Any amount payable for an Award for a Program Year shall be paid by Atlas within two weeks following certification by the Committee as to achievement of the performance goals following the completion of the year-end audit for the applicable Program Year, but in no event later than March 15 of the year following the applicable Program Year.

6.3.Form of Payment.  All amounts payable for an Award shall be paid in cash or Atlas stock, but Atlas stock may be used, if at all, only for the portion of the Award that exceeds fifty percent (50%) of Base Salary.

6.4.Termination of Employment.

(a)In General.  Except as provided otherwise in this Section 6.4, a Participant whose employment terminates for any reason prior to the last day of the Program Year for which an Award is payable shall forfeit such Award.

(b)Death or Disability.  In the event of death or termination by the Company of the Participant’s employment with the Company or its Subsidiaries (a “Termination of Service”) by reason of the Participant’s Disability the Committee may, in its sole discretion, direct that all or a portion of a Participant's Award be paid, taking into account the duration of employment during the Program Year, the Participant's performance, and such other matters as the Committee shall deem appropriate.  For purposes of this Agreement, a termination of Service shall be deemed to be by reason of “Disability” if upon such Termination of Service, the Participant shall have been continuously disabled from performing the duties assigned to the Participant for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(c)Retirement; Involuntary Termination; Good Reason.  If a Participant's employment terminates during a Program Year by reason of (i) an involuntary termination by Atlas not for Cause (as defined in Section 7 below), (ii) termination by the Participant for Good Reason (as defined below), or (iii) in the sole discretion of the Committee, normal retirement under a retirement program of Atlas, the Participant shall be entitled to receive a payment with respect to an Award for the Program Year in which such termination occurred, as if he or she had been employed by Atlas on the last day of such Program Year, in an amount equal to the lesser of (1) the amount he or she would have received if he or she was employed by Atlas on the last day of the Program Year  based upon actual company performance measured pursuant to the plan (and assuming for such purpose that 50% of his or her individual Management Business Objectives (“MBOs”) have been achieved), or (2) his or her Target Bonus Percentage.  Such payment shall be subject to all terms and conditions of the Program, including without limitation the provisions of Section 5 (relating to determination of the Award) and Section 6.2 (relating to the time of payment of the Award).  This Section 6.4 shall not apply to the extent the rights of a Participant in such circumstances are governed by another agreement.  "Good Reason" under this Section 6 shall mean (i) a material reduction in Participant’s duties and responsibilities from those of Participant's most recent position with Atlas, or (ii) a reduction of Participant’s aggregate salary, benefits and other compensation (other than bonus opportunity, which shall be paid as provided above) from that which the Participant was most recently entitled during employment with Atlas other than in connection with a reduction as part of a general reduction applicable to all participants in the Program.  This Section 6.4 shall not apply to the extent the rights of a Participant in such circumstances are governed by another agreement.

Section 7.  Change in Control.

In the event Atlas undergoes a Change in Control, Awards will be determined and paid in accordance with this Section 7 based on the assumption that each of the Financial Goal, the Service Reliability Goal, the MBOs and any other Performance Criteria under Section 2 have been achieved at a level of 100% of target for the Plan Year in which the Change in Control takes place pursuant to Section 5 of the Program; provided, however, if upon completion of the year-end audit for the applicable Program Year it is determined that the Financial Goal or any other Performance Criteria was achieved at a level higher than 100% of target, Awards will be correspondingly adjusted pursuant to Section 5 of the Program.   Notwithstanding the above, a Participant whose employment with Atlas terminates prior to the Change in Control shall forfeit such Award, unless such termination is by reason of (i) death, (ii) Disability (as defined in the Plan), (iii) normal retirement under a retirement program of Atlas, (iv) by Atlas not for Cause, or (v) by the Participant for Good Reason (as defined below).  For purposes of this Program, "Change in Control of Atlas” shall mean a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1)

A transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 7);

(2)

The acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e. owns stock of the Company possessing 30% or more of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 7);

(3)

The replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(4)

The acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 7).  For purposes of this Program, “Continuing Directors” shall mean the directors of Atlas on the date hereof and each other director, if such other director’s nomination for election to the Board of Directors of Atlas is recommended by a majority of the then Continuing Directors.  “Cause” shall mean (i) the

Participant’s refusal or failure (other than during periods of illness or Disability (as defined in the Plan)) to perform his or her material duties and responsibilities to Atlas, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense,  (iii) the commission of any act which causes material injury to the reputation, business or business relationships of Atlas including, without limitation, any material breach of written policies of Atlas with respect to trading in securities, (iv) other acts of fraud in connection with the Participant’s duties and responsibilities to Atlas, including, without limitation, misappropriation, theft or embezzlement in the performance of the Participant's duties and responsibilities as an employee of Atlas, or (v) a violation of any material Atlas policy, including, without limitation, a violation of the laws against workplace discrimination.  "Good Reason" under this Section 7 shall mean the failure of the surviving entity in the Change in Control, of failure of an affiliate of the surviving entity, to continue the Participant in a position with the surviving entity or affiliate that (a) is not located within 40 miles of the location of such Participant's most recent principal location of employment with Atlas, (ii) does not involve substantially comparable duties and responsibilities as such Participant's most recent position with Atlas, or (iii) does not entitle the Participant to salary, benefits and other compensation (other than bonus opportunity, which shall be paid as provided above) that, in the aggregate, are substantially comparable or more favorable than those to which the Participant most recently was entitled during employment with Atlas.  This Section 7 shall not apply to the extent the rights of a Participant in such circumstances are governed by another agreement.

Section 8.  Beneficiary Designation.

8.1.Designation and Change of Designation.  Each Participant shall file with Atlas a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant's death.  A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with Atlas.  The last such designation received by Atlas shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by Atlas prior to the Participant's death, and in no event shall it be effective as of any date prior to such receipt.

8.2.Absence of Valid Designation.  If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant's estate shall be deemed to have been designated as the Participant's Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon his death.  If Atlas is in doubt as to the right of any person to receive such amount, Atlas may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or Atlas may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and Atlas therefor.

Section 9.  General Provisions.

9.1.Plan to be Unfunded.  The Program is intended to constitute an unfunded incentive compensation arrangement.  Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind.  A Participant's right to receive an Award shall be no greater than the right of an unsecured general creditor of Atlas.  All Awards shall be paid from the general funds of Atlas, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.  There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of Atlas.

9.2.Section 409A of the Code.  Awards under the Program are intended to be exempt from the requirements of Section 409A of the Code and shall be construed and administered accordingly.  Notwithstanding anything to the contrary in the Program, neither Atlas, nor any affiliate, nor the Committee, nor any person acting on behalf of Atlas, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.3 shall limit the ability of the Committee or Atlas to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

9.3.Rights Limited; Conflicts.  Nothing contained in the Program shall give any Eligible Employee the right to continue in the employment of Atlas, or limit the right of Atlas to discharge an Eligible Employee.  If there is a conflict between this Program and another senior executive employment program or arrangement, such other program or arrangement shall control.

9.4.Governing Law.  The Program shall be construed and governed in accordance with the laws of the State of New York.

9.5.Taxes.  There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

Section 10.  Amendment, Suspension, or Termination.

Except with respect to 6.4(c) for any Program Year in effect, the Committee reserves the right to amend, suspend, or terminate the Program at any time.

Section 11.   Awards Subject to Clawback

Pursuant to the Company’s Executive Compensation Clawback Policy, as the same is in effect following its adoption by the Board and as may be subsequently amended from time to time (the “Clawback Policy”), by his or her acceptance of an Award under the Program, the Participant agrees that the Committee may withhold, and participant will forfeit, compensation otherwise payable under an Award or seek recovery from, and the participant agrees to repay, compensation previously paid under an Award, as the case may be, as provided by the Clawback Policy, or to the extent required to comply with applicable law.